November 2, 1999


 Cathy Fowler, 303-858-3405
 Steve Lang, 303-858-3406


               MediaOne(R) Group Growth Continues Across All Businesses; Shareholders Overwhelmingly Approve Merger into AT&T

                    - Number of U.S. Telephone Subscribers Increases
                      62 Percent, to 42,000 -

                    - U.S. High-Speed Data Customer Number Increases
                      24 Percent, to 173,000 -

                    - MediaOne International Announces or Closes About
                      $11 Billion in Asset Sales from the International Portfolio -


ENGLEWOOD, Colo. -- MediaOne Group (NYSE: UMG) today reported continued strong growth in video, telephone and high-speed data services. The company added 73,000 new video, telephone and high-speed data subscribers in the U.S. in the third quarter; 241,000 new subscriptions since the end of the same quarter last year.

The company ended third quarter 1999 with proportionate operating cash flow of $542 million, up nine percent on a pro-forma basis over the same quarter a year ago. Proportionate revenue increased 15 percent on a pro-forma basis, to $2.1 billion.* MediaOne Group reported consolidated operating cash flow for the quarter of $220 million, an increase of 14 percent over third quarter 1998.

More customers than ever before are signing up for broadband services, including digital video, telephone and high-speed data services, thereby boosting broadband revenue per customer. Aggressive network upgrades are making it possible for the company to offer these advanced services to more and more of its five million U.S. customers.

In preparation for the merger with AT&T, MediaOne International has either sold or announced agreements to sell its interests in 11 of its international properties for about $11 billion. The company had invested less than $2 billion in those same properties as of the end of last year, providing a powerful return on investment.

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"I'm quite pleased with both our operational results and preparations for the merger with AT&T. Since the end of the second quarter, 99 percent of the voting shareholders approved the merger, and the FCC announced ownership rules for cable companies that will allow the merger to close. Also, more than half of the local franchises already meet all requirements to be transferred," said Chuck Lillis, chairman and chief executive officer of MediaOne Group. "Internationally, we've received phenomenal value for the investments we've sold, and the sales process is continuing at a fast pace."

MediaOne -- the U.S. broadband business

Revenue for MediaOne was $674 million, up 11 percent on a pro-forma basis for the quarter. Operating cash flow was $242 million, up 8 percent pro-forma. Basic video customer growth increased 1.7 percent on a pro-forma basis for the quarter over the same period last year.

The company experienced strong premium and pay-per-view results, which were driven in part by further deployment of advanced analog and digital services through upgraded broadband networks. Those upgraded networks also helped the company add 73,000 new video, telephone and high-speed data subscribers since the end of the second quarter.

Digital video services are now available in five markets: Detroit; Atlanta; Richmond, Virginia; Cleveland, Ohio; and Pompano, Florida.

MediaOne added 16,000 telephone subscribers in the third quarter, a 62 percent increase over the second quarter of this year. The company now has 42,000 telephone subscribers, and continues to expand its service offerings in seven major markets: Atlanta; Los Angeles; Detroit; Boston; Richmond, Virginia; and Jacksonville and Pompano, Florida.

MediaOne(Registered Trademark) Road Runner(Trademark) added 33,000 high-speed data customers in the third quarter, a 24 percent increase over the second quarter, for a total of 173,000 customers across the U.S. MediaOne continues to lead the industry in the deployment of high-speed data services. More and more people have access to this popular service; in fact, the company has added the capability to more than 400,000 additional homes since the end of the second quarter, bringing the total to 4.8 million. Cable modems and MediaOne Road Runner services are now being sold through Circuit City tores in Atlanta, Richmond and the Northeast. In Jacksonville, cable modem service is available at Radio Shack stores.

MediaOne Multimedia Ventures -- MediaOne Group's 25.51 percent stake in Time Warner Entertainment

For the quarter, MediaOne Group's share of Time Warner Entertainment's reported revenue was $886 million, up 9 percent on a pro-forma basis over third quarter 1998. MediaOne Group's share of TWE's reported earnings before interest, taxes, depreciation, amortization and other associated costs for the quarter was $232 million, up 10 percent pro-forma over the same period last year.

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MediaOne International -- the international broadband and wireless joint ventures

MediaOne International will receive about $11 billion from sales of its interests in 11 companies in its international portfolio. In October, MediaOne International closed on its deal with Deutsche Telekom to buy MediaOne International's stake in UK wireless operator One 2 One for $5.7 billion. In another deal with Deutsche Telekom announced in October, MediaOne International has agreed to sell most of its Central European and Russian wireless interests for another $2 billion. Also, Microsoft has agreed to pay about $3 billion in stock for MediaOne International's stake in UK broadband operator Telewest.

During the quarter, the international businesses continued their outstanding growth, increasing the number of subscriptions by 58 percent and providing 10.5 million video, telephone, Internet access and wireless subscriptions to customers in Europe and Asia.

MediaOne   Group  (NYSE:  UMG) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue. On May 6, 1999, the company entered into an agreement to merge with AT&T.

*NOTE: Because MediaOne Group operates numerous joint ventures, the company uses proportionate accounting to reflect its share of operating revenues and expenses associated with these operations.

Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly during the past year.

Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]

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